Exhibit (c)(xiv)

A Confidential Presentation Indications of Value Project Asterix August 31, 2022 Presented By

Table of Contents 1 Transaction Overview 3 2 Market View 7 3 Value Methodology and Key Assumptions 12 4 Modelling Parameters 22 5 Value Conclusions 35 6 Other Fairness Considerations 39 7 Disclaimer 42 2

Transaction Overview

TD Securities’ Mandate The Special Committee of the Board of Directors (“Special Committee”) of Turquoise Hill Resources Ltd. (“Turquoise Hill”, “TRQ”, or the “Company”) has engaged TD Securities Inc. (“TD Securities”) to act as independent valuator in connection with the initial non-binding proposal dated March 13, 2022 (the “Initial Proposal”), leading to the final improved non-binding proposal dated August 29, 2022 (the “Updated Revised Proposal”) received from Rio Tinto International Holdings Ltd. (“RTIHL” and together with its affiliates, “Rio Tinto” or “Rio”) to acquire all of the outstanding common shares of Turquoise Hill (the “Turquoise Hill Common Shares”) not held by Rio Tinto, as outlined in a term sheet dated August 31, 2022, referred to herein as the “Transaction” TD Securities’ mandate includes the preparation and delivery to the Special Committee of TRQ: A formal valuation (the “Valuation”) of the Turquoise Hill Common Shares in accordance with the requirements of Multilateral Instrument 61-101 of the Ontario Securities Commission; and An opinion (the “Fairness Opinion”) as to the fairness, from a financial point of view, of the Updated Revised Proposal being offered to TRQ common shareholders, other than Rio Tinto, in connection with the Transaction This presentation summarizes the analysis undertaken by TD Securities The preparation of a Valuation and Fairness Opinion is a complex process and is not necessarily amenable to partial analysis or summary description. TD Securities believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create an incomplete view of the process underlying the Valuation and Fairness Opinion. This report is summary in nature and the reader should read the Valuation and Fairness Opinion Letter in its entirety. 4

Summary of TD’s Relationships and Past Work For Turquoise Hill and Rio Tinto TD Securities is not an affiliate and does not have a material financial interest in Turquoise Hill or Rio Tinto for the purposes of MI 61-101 TD Securities maintains ongoing coverage of Turquoise Hill and Rio Tinto through its Global Mining Group and had represented each party with certain financing initiatives in recent months including: Turquoise Hill – Mandated as joint bookrunner with respect to potential US$650mm equity financing in 2022 – Advisor to Special Committee with respect to Project Theta from April 2020 – April 2021 Rio Tinto – US$330mm commitment to US$7.5bn revolving credit facility Title of “Bookrunner, Mandated Lead Arranger”, together with 18 other banks at same commitment level No active lead role – In October 2021, TD Securities acted as a passive bookrunner (4.5% syndicate position) in a US$1.25bn bond financing for Rio Tinto – TD Securities provides cash management, foreign exchange, interest rate hedging and commodities trading services to Rio Tinto Revenues from Rio Tinto and Turquoise Hill are not material to overall revenues of TD Securities 5

Turquoise Hill Capitalization and Share Price Performance

Capitalization Summary[1]

			Unaffected[2]	Updated Revised Proposal
	Share Price: 30-Aug-2022	C$/sh	$25.68	$43.00
		US$/sh	$20.20	$32.88
	F.D. Shares Outstanding	mm	201	201
	F.D. Market Capitalization	US$mm	$4,064	$6,616
	Project Debt (66%)	US$mm	$2,836	$2,836
	Leases (66%)	US$mm	$20	$20
	Total Debt	US$mm	$2,856	$2,856
	Less: Cash[4]	US$mm	($488)	($488)
	Net Debt / (Cash)	US$mm	$2,369	$2,369
	Enterprise Value (Attrib.)	US$mm	$6,433	$8,984
	Value Metrics			
Analyst Consensus	P / NAV[3]	x	0.59x	0.84x
	EV / 2024E EBITDA	x	7.2x	9.4x
	EV / 2025E EBITDA	x	4.7x	6.7x
Model (Adjusted Resource Case)	P / NAV	x	0.47x	0.76x
	EV / 2024E EBITDA	x	8.7x	12.1x
	EV / 2025E EBITDA	x	4.0x	5.6x

Share Price – Last 10 Years



Share Price
Initial Proposal (C$34/sh)
Revised Proposal (C$40/sh)
Updated Revised Proposal (C$43/sh)
$120
$100
$80
$60
$40
$20
--
Aug-12
Aug-14
Aug-16
Aug-18
Aug-20
Aug-22
24-Aug-22: Rio submitted Revised Proposal for C$40/sh
15-Aug-22: TRQ Special Committee rejected Rio's C$34/sh Initial Proposal
13-Mar-22: Rio submitted Initial Proposal for C$34/sh cash to acquire ~49% held by TRQ minority

Source: Capital IQ, Company management, Company reports and research analysts
Note: Market data as of August 30, 2022.
(1) Balance sheet items as of June 30, 2022 and on attributable basis to reflect GoM's 34% ownership.
(2) Based on closing share price prior to Rio proposal on March 14, 2022.
(3) Based on unfinanced NAVPS.
(4) Cash includes 66% of cash at OT level.

6

Market View

Share Price Performance
Last Two Years

Turquoise Hill Share Price – Last Two Years (C$/share)


Share Price
Copper Price (1)
Initial Proposal (C$34/sh)
Revised Proposal (C$40/sh)
Updated Revised Proposal (C$43/sh)
$50
$40
$30
$20
$10
Aug-20
Nov-20
Feb-21
May-21
Aug-21
Nov-21
Feb-22
May-22
Aug-22
23-Oct-20: Completed 10:1 share consolidation
5-Mar-21: Steve Thibeault named interim CEO
9-Mar-21: Funding gap reduction from C$3bn to C$2.3bn, due to higher commodity prices
9-Apr-21: Binding agreement with Rio on funding plan
14-Jul-21: Potential increase in funding gap to C$2.4bn and delays to timeline
14-Oct-21: Funding gap raised from C$2.4bn to C$3.6bn due to delays in underground mining and deferred open-pit metal production
30-Nov-21: Bridging budget of C$75mm approved, allows parties to progress Oyu Tolgoi underground development
13-Mar-22: Rio submitted Initial Proposal for C$34/sh cash to acquire ~49% held by TRQ minority shareholders, a 32% premium to TRQ's last close share price
14-Jun-22: Announced firing of first draw bell of Hugo North
15-Aug-22: TRQ Special Committee rejected Rio's C$34/sh Initial Proposal
18-Dec-20: Definitive Estimate with revised base case cost of US$6.75bn and first production by Oct 2022
2-Nov-21: Oyu Tolgoi expected first sustainable production delayed from Jan 2023 to H1/23 with potential for further delay if budget uplift not fully supported by all Oyu Tolgoi board members
13-Dec-21: TRQ / Rio offers to forgive and write-off GoM C$2.4bn carry account loan for Oyu Tolgoi
18-May-22: Amendment to Funding HoA; additional bridge loan by Rio for up to US$400mm and extension of equity offering to Dec 31, 2022
24-Jan-22: Reached agreements with GoM and Rio; announced initial blasting for Oyu Tolgoi block-cave mine will commence
24-Aug-22: Rio submitted increased Revised Proposal to C$40/sh

Following rejection of C$34/share proposal, share price declined but remained well above pre-proposal levels; currently trading at discount to revised C$40/share proposal

Source: Capital IQ and Company reports
Note: Market data as of August 30, 2022.
(1) Copper price indexed to Turquoise Hill share price.

8

Relative Share Performance Relative Share Price Performance – Last Two Years 200% Share Price Performance Mar 11, 2022 to Aug 23, 2022 Aug 23, 2022 to Current Peers Relative Performance Pre-Proposal (As of Mar 11, 2022): 147% TRQ 18% 19% (36%)(1) (7%)(2) TRQ Peers S&P Global Base Metals Index (21%) (4%) Copper (20%) (4%) TRQ Current: 150% 150% 100% S&P Global Base Metals Index: 54% 50% (3) TRQ Peers: 37% Copper: 16% – TRQ Relative Performance Pre-Proposal (As of Mar 11, 2022): 78% (50%) Aug-20 Nov-20 Feb-21 May-21 Aug-21 Nov-21 Feb-22 May-22 Aug-22 TRQ peers suffered significant sell-off since Initial Proposal Source: Capital IQ Note: Market data as of August 30, 2022. 9 (1) Peers include Capstone (-54%), Ero (-27%), First Quantum (-33%), Hudbay (-45%), Ivanhoe (-16%) and Lundin (-40%). (2) Peers include Capstone (-11%), Ero (-10%), First Quantum (-7%), Hudbay (-1%), Ivanhoe (-5%) and Lundin (-7%). (3) Peers include Capstone (125%), Ero (-37%), First Quantum (86%), Hudbay (-1%), Ivanhoe (75%) and Lundin (-16%).

Historical P / NAV Turquoise Hill vs Peers Historical P / NAV(1) 1.4x (2) Peers P/NAV Pre-Proposal Historical P / NAV Multiples (As of Mar 11, 2022): 0.95x 5-Year Average 3-Year Average 1-Year Average 5-Year High 5-Year Low TRQ 0.45x 0.39x 0.53x 0.78x 0.13x 1.2x TRQ Peers 0.79x 0.81x 0.91x 1.21x 0.35x % of Peers 57% 49% 58% 65% 36% 1.0x 0.8x Turquoise Hill: 0.70x (3) TRQ Peers: 0.60x 0.6x 0.4x TRQ P/NAV Pre-Proposal 0.2x (4) (As of Mar 11, 2022): 0.59x – Aug-17 Aug-18 Aug-19 Aug-20 Aug-21 Aug-22 Prior to Initial Proposal, TRQ consistently traded at a discount to peers on P/NAV Source: Capital IQ and research analysts Note: Market data as of August 30, 2022. 10 (1) Based on analyst consensus estimates. (2) Excludes Rio Tinto proposal period since March 14, 2022. (3) Peers include Capstone, Ero, First Quantum, Hudbay, Ivanhoe and Lundin. (4) Based on NAVPS at time of proposal.

Turquoise Hill View from the Street

View From the Street

Broker	Date	Post Revised Proposal		Pre Rio Proposal[2]	
		Rating	Target Price (C$)	Rating	Target Price (C$)
Eight Capital	24-Aug-22	Buy	$48.00	Buy	$30.00
Macquarie	25-Aug-22	Buy	$42.00	Buy	$29.50
Scotiabank	24-Aug-22	Buy	$42.00	Hold	$30.00
Canaccord Genuity	15-Aug-22	Buy	$42.00	Buy	$31.00
TD	24-Aug-22	Hold	$40.00	Buy	$32.00
RBC Capital Markets	3-Mar-22	Restricted		Hold	$32.00
BMO Capital Markets	29-Mar-22	Restricted		Sell	$20.00
Consensus Estimate (CAD)			$42.80[1]		$29.21
Current Share Price (CAD)			$36.05		$25.68
% Return to Target			18.7%		13.8%

All analysts' targets below Rio Proposal

Share Price and Target Price (C$)



$50
$40
$30
$20
$10
-
Aug-20
Nov-20
Feb-21
May-21
Aug-21
Nov-21
Feb-22
May-22
Aug-22
Turquoise Hill
Target Price

Select Analyst Commentary

TD — August 25, 2022

*"We highlight that recent base-metals transactions (2017-2021) have averaged ~0.90x NAV, which would value TRQ at C$42.70/share on our estimates. Given Oyu Tolgoi's status as a Tier-1 copper asset, it would not be unreasonable, for **investors to expect 1.0x NAV despite the recent sell-off in copper equities**."*

Eight Capital — August 25, 2022

*"**New offer still undervalues Oyu Tolgoi**. Given the scarcity and quality of the Oyu Tolgoi mine, and despite the technical and capex risks associated with the ramp-up, we believe **a full-to-premium value bid is justified**. We believe the improved C$40/share offer from Rio Tinto **may have met or exceeded the bottom-end of the range of independent valuation** conducted by financial advisors of the TRQ Special Committee."*

Canaccord Genuity — August 15, 2022

*"We are **not surprised that RIO's C$34.00/sh has been rejected** or that the Special Committee is taking a hard line on valuation. Our view has always been that **C$34.00/sh was opportunistic and does not reflect intrinsic value.** We reiterate our C$42.00/sh target price on TRQ, which we believe reflects not just the **probability of a revised offer**, but also the **fundamental value accretion over the next 12 months** through sustainable first production and financial de-risking."*

Scotiabank — August 15, 2022

*"Although we anticipate TRQ shares to be under near-term pressure given the collapse of the bid support, **we agree with the assessment of the Special Committee. Oyu Tolgoi is a world class Tier 1 copper mine**, representing an extremely valuable asset in today's market. Irrespective of the bid, we believe that **TRQ shares are poised to materially re-rate over the next 12-24 months** as the Phase II underground project at Oyu Tolgoi is making solid development progress."*

Source: Bloomberg and research analysts
Note: Market data as of August 30, 2022.
(1) Excludes BMO and RBC estimates due to restricted status.
(2) As of March 11, 2022 (unaffected date).

11

Value Methodology and Key Assumptions

Fair Market Value Under MI 61-101, Fair Market Value is defined as The monetary consideration that, in an open and unrestricted market, a prudent and informed buyer would pay to a prudent and informed seller, each acting at arm’s length with the other and under no compulsion to act No downward adjustment to fair market value is permitted to reflect Liquidity of the securities Effect of the Transaction on the securities The fact that the securities do not form part of a controlling interest â– The Valuator must consider any distinctive material benefit that might accrue to an interested party as a consequence of the Transaction Synergies Tax benefits Other â– The Valuator must also consider any prior Valuations and any bona fide offers made for Turquoise Hill in the past 24 months MI 61-101 requires the Valuator to determine the “en bloc” value that an acquiror of 100% of Turquoise Hill would be expected to pay in an open auction Source: Ontario Securities Commission 13

Approach to Value Value Methodology Description Discounted cash flow analysis (“DCF”) on Oyu Tolgoi TD Securities relied on a financial model prepared by TRQ management and approved for its use by the Special Committee, which is based on April 2022 Oyu Tolgoi Life of Mine Model prepared by management at Oyu Tolgoi LLC, and adjusted to include various near-term updates and upside opportunities Macro assumptions (commodity prices, discount rate, foreign exchange) selected by TD Securities based on (“NAV”) market practice Synergies and integration costs based on guidance from TRQ management Various sensitivity analysis and alternative scenarios also reviewed Transaction Value of TRQ’s interest in Oyu Tolgoi plus cash, Government of Mongolia (“GoM”) portion of shareholder loan, tax Analysis Value arbitration proceeds, and other assets, net of debt obligations and other liabilities including net Management Services Payment (“MSP”), guarantee fee, and tax on Entrée license transfer Shareholder loan valued based on discounted future payments receivable by TRQ using market interest rates Value Potential tax arbitration proceeds ranged from no recovery to full recovery Entrée license transfer taxes ranged from value on reserve basis at 20% interest to resource basis at 100% interest Asset P/NAV multiples based on observed multiples in precedent transactions for comparable companies and assets Similar in size, operating characteristics, risk profile, and asset type Net Corporate and asset transactions Identical to Transaction Value approach described above, except multiples applied based on trading of peers rather Trading Value than precedent transactions (no premium for change of control) Near-term Oyu Tolgoi cash flows projected out until 2030 (full underground ramp-up year), discounted to present Future value calculated by applying EV/EBITDA precedent transaction multiples to more normalized future EBITDA Transaction Value (average EBITDA for years 2030 – 2036), then discounted to present EBITDA (Secondary Value of TRQ’s interest in Oyu Tolgoi plus cash, GoM portion of shareholder loan, tax arbitration proceeds, and other Future/ assets, net of debt obligations and other liabilities including net MSP, guarantee fee, and tax on Entrée license transfer Methodology) V Shareholder loan valued based on discounted future payments receivable by TRQ using market interest rates E Potential tax arbitration proceeds ranged from no recovery to full recovery Entrée license transfer taxes ranged from value on reserve basis at 20% interest to resource basis at 100% interest Although not value approaches, also considered trading history and sell-side analyst target prices 14

TD Securities’ Macro Assumptions Discount Rate TD Securities uses as a starting point an 8% discount rate for producing base metal mines and 10% for development stage base metal projects and makes adjustments, as appropriate, for specific risks including geopolitical and technical risks We believe this methodology is representative of that used by financial and industry participants in evaluating assets Precious metals consist of less than 20% of contained metal value therefore TD determined that a precious metal discount rate was not appropriate P/NAV value approach depends on applying discount rate methodology consistent with precedents 10% discount rate was selected for the Oyu Tolgoi project World-class producing asset with an operating open pit, processing infrastructure, and additional near-term production expected from the underground project Significant development component in the underground project which is currently in construction and has commenced initial ore production – Underground expansion has experienced several cost overruns and delays – Current risks include COVID-19, inflation, supply disruption, and skilled workforce availability Increased technical risk associated with running a large block cave Incremental political and sovereign risk associated with developing and operating a mine in Mongolia(1) – Past negotiations with Government of Mongolia resulted in forgiveness of US$2.4bn carry account loan – Ongoing discussions include tax arbitration and go-forward funding structure – Although agreements in place, uncertainty related to water and power – Mongolia is landlocked surrounded by Russia and China Other data points considered include: – 2020 feasibility study uses an 8% discount rate – Research analysts covering Turquoise Hill use 8%-12% discount rate (median of 10%) – Average discount rates used by research analysts in precedent transactions range from 8%-11% (median of 9%) Source: Company reports, Fraser Institute, public filings and research analysts (1) Fraser Institute Annual Survey of Mining Companies 2021 ranks Mongolia 63rd out of 84 jurisdictions surveyed on the Investment Attractiveness Index with a score of 50.66/100. 15

TD Securities’ Macro Assumptions Commodity Price & FX Forecasts Selected commodity price forecasts based on equity research analyst consensus forecasts We believe this methodology is representative of that used by financial and industry participants in evaluating assets; management also utilizes analyst consensus prices Selected Price Deck Avg. Spot Spot H2 2022 2023 2024 2025 2026 LT (July 1 - Aug 30) Copper (US$lb) $3.51 $3.55 $3.60 $3.75 $3.85 $3.85 $3.85 $3.50 Gold (US$oz) $1,752 $1,727 $1,750 $1,750 $1,750 $1,700 $1,675 $1,600 Silver (US$oz) $19.36 $18.16 $20.00 $20.00 $22.00 $22.00 $22.00 $22.00 Moly (US$lb) $18.15 $17.01 na na n a n a n a $11.00 Have utilized management’s foreign exchange assumptions of 2,890 MNT USD and 6.45 CNY USD Approximately 20% of sustaining capital expenditures, 60% of development capital expenditures, and 20% of operating costs (excluding power costs) are exposed to movements in MNT 100% of power costs until 2026 are exposed to movements in CNY (USD denominated from 2027 onwards) Selected FX 5-Yr Avg. Spot Modeled Flat MNT USD 2,724 3,199 2,890 CNY USD 6.69 6.91 6.45 Source: Capital IQ, Company management, research analysts and Rio Tinto management 16

Approach to Precedents and Trading Comparables Selection

	Target Precedent Transactions	Target Trading Comparables	Oyu Tolgoi Observations
Size	▪ Enterprise Value >US$1bn (100% basis)	▪ TSX-listed Intermediates	▪ World-class size and mine life[(1)]
Commodity Mix	▪ Copper as primary metal		
Stage	▪ Production ▪ Construction	▪ Producers	▪ Significant construction / ramp-up risk vs. established producers
Geography	▪ All geographies		▪ Mongolia seen as challenging jurisdiction[(2)]
Mine Types	▪ Both open pit and underground		▪ Greater than normal technical risk with large block cave
Value Metrics Considered	▪ P / NAV ▪ EV / EBITDA		

(1) Long life assets observed to attract higher P/NAVs.
(2) Fraser Institute Annual Survey of Mining Companies 2021 ranks Mongolia 63rd out of 84 jurisdictions surveyed on the Investment Attractiveness Index with a score of 50.66/100.

17

M&A Precedents Transaction Value (100%) (1) (1) Date Target / Acquiror P / NAV EV / CY + 1 EBITDA (US$mm) Selected Range: Selected Range: 0.75x – 1.10x 3.0x – 6.0x (2) $6,280 1.12x 9.6x 7-Aug-22 OZ Minerals / BHP $1,100 1.13x x(3) 17-Mar-22 CSA / Metals Acquisition Corp $1,354 x 30-Nov-21 Mantos / Capstone 14-Oct-21 Sierra Gorda (45%) / South32 $3,778 x $1,865 1.02x 23-Sep-21 MATSA / Sandfire Resources $1,152 1.31x n/a 10-Mar-19 Red Chris (70%) / Newcrest Mining (4) n/a 4-Dec-18 QB2 (30%) / Sumitomo $3,322 2.43x 28-Sep-18 Grasberg (40%) / Inalum $8,750 97x n/a 5-Sep-18 Nevsun / Zijin $1,406 94x 12.2x (5) 14-Jun-18 Quellaveco (21.9%) / Mitsubishi Corporation $2,522 .00x n/a (6) 31-Aug-17 Cobre Panama (LS-Nikko) (10%) / First Quantum $5,106 n/a (7) 13-Feb-17 Mutanda (31%) / Glencore $3,394 x 15-Nov-16 Tenke Fungurume (24%) / BHR Partners $4,733 1.10x 10.0x 9-May-16 Tenke Fungurume (56%) / China Molybdenum $4,732 1.06x 10.1x 15-Feb-16 Morenci (13%) / Sumitomo Metal Mining $7,692 1.30x 10.7x 30-Jul-15 Zaldivar (50%) / Antofagasta $2,010 1.12x 7.3x 8-May-15 PanAust Limited (77%) / Guangdong Rising Assets Mgmt. $1,423 x 5.6x 6-Oct-14 Candelaria (80%) / Lundin $2,250 .04x 6x 13-Apr-14 Las Bambas / MMG, GUOXIN, CITIC $5,850 .97x n/a 28-Apr-13 Pinto Valley / Capstone Mining $650 .96x 28-Nov-12 Inmet / First Quantum $3,286 x 1x Source: Public filings and research analysts (5) Deal value includes US$50mm payable when processing >150ktpd (assumed Jun 2025) Producing (1) Based on analyst consensus estimates. and US$50mm payable when processing >180ktpd (assumed Jun 2028), discounted at 18 (2) Proposal made by BHP rejected by OZ Minerals. 8%. (3) Based on CY management estimate. (6) Deal value includes US$635mm paid over six equal installments, discounted at 8%. Development / Construction (4) Deal value includes US$300mm tied to QB2 throughput and NPV of QB3 expansion at (7) Based on CY estimates. sanction, discounted at 8%. Producing & Significant Development

Trading Comparables Market Cap (US$bn) P / NAV(1) (3) Turquoise Hill $5.5 Turquoise Hill 0.70x (2) (2) (3) Turquoise Hill (Unaffected) $4.1 Turquoise Hill (Unaffected) 0.59x Selected Range: 0.50x – 0.75x First Quantum $12.7 First Quantum 0.75x Ivanhoe Ivanhoe 0.71x $8.0 Lundin Lundin $4.1 Capstone $1.6 Ero Hudbay $1.2 Hudbay Ero Capstone 0.36x $0.9 Source: Capital IQ and research analysts Note: Market data as of August 30, 2022. 19 (1) Based on analyst consensus estimates. (2) Based on closing share price prior to Rio proposal on March 14, 2022. (3) Based on unfinanced NAVPS.

Shareholder Loan Considerations

Approach to Shareholder Loan Value

- The current EOT Shareholder Loan interest rate (L + 6.5%) is believed to be lower than the cost of funding through market-based alternatives
- In assessing an appropriate market rate to discount the future Shareholder Loan repayments, TD has considered the following:
  - Weighted average duration of the Shareholder Loan is ~10 years
  - Illustrative credit ratings analysis suggests a B1 credit rating, based on assessment of sovereign risk and single asset risk
  - B1 credit rating would correspond to an 9% – 10% coupon in today's market
  - Additional spread of 3% – 4% applied to reflect subordinated nature
- Based on this analysis, we estimate a market-based nominal interest rate of 12% – 14%
  - Implied after-tax real rate of 6.9% – 8.3%[3]
- When determining fair value of Shareholder Loan, TD discounted future payments receivable by TRQ at this market-based rate
- Currently subject to 10% withholding tax
  - Tax arbitration loss may result in ~US$1bn of additional taxes payable (possible increase in WHT rate to 20%)[4]
  - Implementation of Pillar II global minimum tax would result in ~US$1.1bn of additional taxes payable (possible increase in WHT rate to 15% and taxes payable on annual accrued interest)[4]

Forecast Shareholder Loan Principal + Interest Repayment Schedule[1]



Outstanding balance of ~US$2.9bn[2]
-
-
-
-
$121
$319
$360
$757
$1,125
$964
$787
$733
$751
$707
$645
$270
2022
2023
2024
2025
2026
2027
2028
2029
2030
2031
2032
2033
2034
2035
2036
2037

Sensitivity Analysis

	Nominal Discount Rate	Value	Delta to June 30th Balance
Net Present Value	11.0%	$2,803	($116)
	11.5%	$2,691	($228)
	12.0%	$2,584	($334)
	12.5%	$2,482	($436)
	13.0%	$2,386	($533)
	13.5%	$2,293	($625)
	14.0%	$2,205	($713)
	14.5%	$2,121	($797)
	15.0%	$2,041	($878)
June 30th Balance	L + 6.5%	$2,918	

Source: Public filings and Company management
Note: Values shown in US$mm.
Note: Shareholder loan amounts shown on a 34% basis.
(1) Repayment schedule based on a levered nominal model (pre-tax); forward LIBOR forecast based on TD Securities interest rate hedging team forecast.
(2) Includes principal and accrued interest as at June 30, 2022.
(3) Assuming 25% tax rate and 2% inflation rate.
(4) Based on 66% attributable basis shown on a nominal basis.

20

Synergies

- Estimated synergies were assessed using the following approach:

	Category	Items Contributing to Synergy	Results of Review
Included in Value	Public Company Costs / Head Office Costs	▪ Redundant public company costs, personnel and head office costs	▪ Annual synergies of US$10-US$20mm, which includes public company costs and corporate G&A savings based on guidance from TRQ management ▪ One-time integration costs of US$10mm and ~US$14mm[(1)] of TRQ management change of control payments based on guidance from TRQ management
Not Included in Value	Operating Costs and Capex Savings	▪ Potential for Rio Tinto to add value through application of its technical expertise, materials sourcing advantages, operating efficiencies, etc.	▪ Rio Tinto has already implemented these operating advantages into Oyu Tolgoi as the project operator
	Tax Savings	▪ Potential tax synergies for Rio Tinto	▪ No apparent tax synergies for Rio Tinto

- Other logical potential buyers don't appear to have greater potential for synergies than Rio Tinto

Source: Company management
(1) C$18.3mm, converted to US$ using spot CAD/USD FX rate of 0.7646.

TD

21

Modelling Parameters

Model Overview TD Securities relied on a financial model prepared by management and approved for its use by the Special Committee, which is based on April 2022 Oyu Tolgoi Life of Mine Model prepared by management at Oyu Tolgoi LLC and includes reserves and resources from Open Pit and Oyu Tolgoi’s four underground deposits – Hugo North Lift 1, Hugo North Lift 2, Hugo South and Heruga (“Resource Case”) Model adjustments for near-term updates and upside opportunities were made to get to an “Adjusted Resource Case”, including: – Capex reforecast, completed in Q2 2022 – Ramp-up timing with acceleration of Panel 0 (2-month sustainable production acceleration to April 2023) – Debottlenecking of mill throughput to 125ktpd (beginning in 2030) – Mining of the Lift 1 high-grade underground pillars (60% metal recovery) – Resequencing of deposits to move development of Hugo South forward in mine plan to begin production in 2037 TD Securities also reviewed various other upside and downside sensitivities, which are summarized on following slides Source: Company management 23

Model Review | Throughput (by Deposit) Resource Case 80,000 60,000 (kt) Throughput 40,000 20,000—2022 2025 2028 2031 2034 2037 2040 2043 2046 2049 2052 2055 2058 2061 2064 2067 2070 2073 2076 2079 2082 2085 2088 2091 2094 2097 2100 Open Pit Hugo North Lift 1 (UG) Hugo North Lift 2 (UG) Hugo South (UG) Heruga (UG) Adjusted Resource Case 1 Throughput capacity expanded to 125ktpd starting in 80,000 2030. 3% throughput increase between 2030 – 2036 3 Hugo South pulled forward to 2037 vs. 2052 from Open Pit ore. Max throughput of 125ktpd achieved from 2030 – 2080 4 Open Pit production deferred in place of higher grade UG production and 2 Additional tonnage from HNL1 pillars from 2037 – 2042 60,000 restarts once UG production schedules ramp down (kt) 2 3 Throughput 40,000 20,000 1 4—2022 2025 2028 2031 2034 2037 2040 2043 2046 2049 2052 2055 2058 2061 2064 2067 2070 2073 2076 2079 2082 2085 2088 2091 2094 2097 2100 Open Pit Hugo North Lift 1 (UG) Hugo North Lift 1 Pillars (UG) Hugo North Lift 2 (UG) Hugo South (UG) Heruga (UG) Source: Company management Note: Shown on 100% basis. 24

Model Review | Cu Production (by Deposit) Resource Case 800 Production (Cu mmt) LOM Open Pit 2.6 / 12% LOM Hugo North Lift 1 (UG) 7.7 / 35% 600 LOM Hugo North Lift 2 (UG) 7.1 / 32% LOM Hugo South (UG) 2.6 / 11% (kt) 2.3 / 10% LOM Heruga (UG) Total 22.2 / 100% Production 400 Cu 200—2022 2025 2028 2031 2034 2037 2040 2043 2046 2049 2052 2055 2058 2061 2064 2067 2070 2073 2076 2079 2082 2085 2088 2091 2094 2097 2100 Open Pit Hugo North Lift 1 (UG) Hugo North Lift 2 (UG) Hugo South (UG) Heruga (UG) Adjusted Resource Case 1 Throughput capacity expanded to 125ktpd 2 Additional tonnage from HNL1 pillars from 2037 – 2042 Production 800 starting in 2030. 3% throughput increase between (Cu mmt) 3 Hugo South pulled forward to 2037 vs. 2052 2030 – 2036 from Open Pit ore. Max throughput 4 LOM Open Pit 2.6 / 11% of 125ktpd achieved from 2030 – 2080 Open Pit production deferred in place of higher grade UG production and restarts once UG production LOM Hugo North Lift 1 (UG) 7.7 / 34% 600 schedules ramp down LOM Hugo North Lift 1 Pillars (UG) 0.7 / 3% LOM Hugo North Lift 2 (UG) 7.1 / 31% (kt) 3 2 LOM Hugo South (UG) 2.6 / 11% LOM Heruga (UG) 2.3 / 10% 400 Production Total 22.9 / 100% Cu 200 1 4—2022 2025 2028 2031 2034 2037 2040 2043 2046 2049 2052 2055 2058 2061 2064 2067 2070 2073 2076 2079 2082 2085 2088 2091 2094 2097 2100 Open Pit Hugo North Lift 1 (UG) Hugo North Lift 1 Pillars (UG) Hugo North Lift 2 (UG) Hugo South (UG) Heruga (UG) Source: Company management Note: Shown on 100% basis. 25

Model Review | CuEq. Production (by Deposit) Resource Case 800 Production (CuEq. mmt) LOM Open Pit 3.5 / 13% LOM Hugo North Lift 1 (UG) 8.8 / 32% 600 (kt) LOM Hugo North Lift 2 (UG) 8.5 / 31% LOM Hugo South (UG) 2.7 / 10% LOM Heruga (UG) 3.8 / 14% Production 400 Total 27.3 / 100% . CuEq 200 - 2022 2025 2028 2031 2034 2037 2040 2043 2046 2049 2052 2055 2058 2061 2064 2067 2070 2073 2076 2079 2082 2085 2088 2091 2094 2097 2100 Open Pit Hugo North Lift 1 (UG) Hugo North Lift 2 (UG) Hugo South (UG) Heruga (UG) Adjusted Resource Case 1 Throughput capacity expanded to 125ktpd 2 Additional tonnage from HNL1 pillars from 2037 – 2042 Production 800 starting in 2030. 3% throughput increase between (CuEq. mmt) 3 Hugo South pulled forward to 2037 vs. 2052 2030 – 2036 from Open Pit ore. Max throughput 4 LOM Open Pit 3.5 / 13% of 125ktpd achieved from 2030 – 2080 Open Pit production deferred in place of higher grade UG production and restarts once UG production LOM Hugo North Lift 1 (UG) 8.8 / 31% 600 schedules ramp down LOM Hugo North Lift 1 Pillars (UG) 0.8 / 3% 2 3 (kt) LOM Hugo North Lift 2 (UG) 8.5 / 30% 2.7 / 10% LOM Hugo South (UG) 400 LOM Heruga (UG) 3.8 / 14% Production Total 28.1 / 100% . CuEq 200 1 4—2022 2025 2028 2031 2034 2037 2040 2043 2046 2049 2052 2055 2058 2061 2064 2067 2070 2073 2076 2079 2082 2085 2088 2091 2094 2097 2100 Open Pit Hugo North Lift 1 (UG) Hugo North Lift 1 Pillars (UG) Hugo North Lift 2 (UG) Hugo South (UG) Heruga (UG) Source: Company management Note: Shown on 100% basis. 26

Model Review | Capex Resource Case $1,750 LOM Avg. Total Sustaining Capex US$306mm US$24.5bn $1,400 Development Capex n/a US$7.3bn $1,050 $700 $350—2022 2025 2028 2031 2034 2037 2040 2043 2046 2049 2052 2055 2058 2061 2064 2067 2070 2073 2076 2079 2082 2085 2088 2091 2094 2097 2100 Sustaining Capex (excl. Hugo South and Heruga) Development Capex (excl. Hugo South and Heruga) Sustaining Capex—Hugo South Development Capex—Hugo South Development Capex—Heruga Sustaining Capex—Heruga Adjusted Resource Case 1 Hugo South pulled forward to 2037 assuming development capex of ~US$1.2bn is spent across 12 years starting 2032 $1,750 LOM Avg. Total 2 Hugo South sustaining capex pulled forward in line with shift in production schedule timing Sustaining Capex US$308mm US$24.6bn $1,400 Development Capex n/a US$7.4bn $1,050 $700 2 1 $350—2022 2025 2028 2031 2034 2037 2040 2043 2046 2049 2052 2055 2058 2061 2064 2067 2070 2073 2076 2079 2082 2085 2088 2091 2094 2097 2100 Sustaining Capex (excl. Hugo South and Heruga) Development Capex (excl. Hugo South and Heruga) Sustaining Capex—Hugo South Development Capex—Hugo South Development Capex—Heruga Sustaining Capex—Heruga Source: Company management Note: Values shown in US$mm, on a 100% basis. 27

Model Review | Mine Level EBITDA & Free Cash Flow Adjusted Resource Case | EBITDA (US$mm) $4,000 LOM Avg. Total US$1.5bn US$118.3bn $3,000 $2,000 $1,000—2022 2025 2028 2031 2034 2037 2040 2043 2046 2049 2052 2055 2058 2061 2064 2067 2070 2073 2076 2079 2082 2085 2088 2091 2094 2097 2100 Adjusted Resource Case | Unlevered Free Cash Flow and Capex (US$mm) $4,000 LOM Avg. FCF Total FCF Total Capex US$818mm US$65.4bn US$35.3bn $3,000 $2,000 $1,000—2032-2043: 2064-2078: Heruga Development ($1,000) 2056-2063: Hugo South (US$1,177mm) (US$2,413mm) Hugo North Panels 3-5 2022-2025: Remaining 2026-2037: Hugo North Lift 2 (US$84mm) ($2,000) UG Development Construction / Development 2022 (US$1,976mm) 2025 2028(US$2031 1,796mm) 2034 2037 2040 2043 2046 2049 2052 2055 2058 2061 2064 2067 2070 2073 2076 2079 2082 2085 2088 2091 2094 2097 2100 Unlevered FCF Development Capex Sustaining Capex Source: Company management Note: Values shown in US$mm, on a 100% basis. 28

Model Review | NPV Bridge NPV Bridge (Attributable Basis – 10% Discount Rate) Near-Term Updates Upside Opportunities Source: Company management Note: Values shown in US$mm on attributable basis at a 10% discount rate. 29 Note: Value date as at June 30, 2022.

Scenario Specific Sensitivity Analysis

- In addition to model adjustments reviewed in previous slides, other sensitivities specific to OT have been reviewed but not included in the Adjusted Resource Case given level of uncertainty

Model Sensitivities		
	Sensitivities	**Key Assumptions**
Upsides	Draw Control Strategy	• Increased metal production from HNL1 in 2026 • 28kt Cu and 48koz Au
Upsides	Acceleration to Sustainable UG Production (Panel 0)	• Acceleration of sustainable UG production (Panel 0) to December 2022 • Acceleration of sustainable UG production (Panel 0) to February 2023
Upsides	Pillar Grade Recoveries	• 10% additional metal recovery in the Hugo North Lift 1 pillars
Upsides	Acceleration to Panels 1 & 2	• Acceleration to Panels 1 and 2 of 2 months due to shaft improvements
Upsides	Hugo South Capex Timing	• Spend Hugo South development capex over a shorter 6-year period starting in 2038
Downsides	Delay to Panels 1 & 2	• Delay to Panels 1 and 2 of 2 months due to shaft delays
Downsides	Pillar Grade Recoveries	• 10% less metal recovery in the Hugo North Lift 1 pillars
Downsides	Mill Debottlenecking Capex	• US$350mm of incremental capex (additional crushing) required to reach 125ktpd
Downsides	Interim Power Cost Escalation	• Escalation of Chinese power costs of 10% until OT joins Mongolian grid

Source: Company management

TD

30

Scenario Specific Sensitivity Analysis (Cont’d) Illustrative NPV Impact (Attributable Basis – 10% Discount Rate) $400 mm) $200 $138 $ $106 (US $76 $78 $77 Impact $26 – NPV ($78) ($76) ($64) ($52) Illustrative ($200) ($400) Acc. to UG Draw Control Acc. to UG Hugo South Capex Acc. / Delay to Pillar Recovery Mill Debottlenecking Interim Power Cost Sustainable Prod. Strategy Sustainable Prod. Timing Panel 1 and 2 (+/- 10%) Capex Escalation (10%) (Panel 0) (Panel 0) (6 Years) (2 months) (1) (2022-2026) (Dec 2022) (Feb 2023) Upsides Downsides Source: Company management Note: Values shown in US$mm on attributable basis at a 10% discount rate. 31 Note: Value date as at June 30, 2022. Note: All sensitivities are indicative and have not been formulated based on underlying mine planning software. (1) Acceleration / delay estimated to have same NPV impact.

General Sensitivity Analysis Sensitivity Analysis Oyu Tolgoi NPV Impact (US$mm) $6,000 $8,000 $10,000 $12,000 Discount Rate (+/- 2%) 12% ($1,751) 10% $2,430 8% (1) (1) Copper Price (+/- 10%) $3.15 ($1,621) $3.50 $1,611 $3.85 (2) (2) Cu Production (+/- 10%) 21 ($1,621) 23 $1,611 25 (3) (3) Operating Costs (+/- 10%) $39,062 ($526) $35,511 $488 $31,960 (4) (4) Gold Price (+/- 10%) $1,440 ($278) $1,600 $264 $1,760 Au Production (+/- 10%) 20(5) 25(5) ($278) 22 $264 (3) (3) Sustaining Capex (+/- 10%) $17,883 ($244) $16,257 $243 $14,631 FX (+/- 10%)(6) n/a n/a ($185) $185 Remaining Dev. Capex (+/- 10%) $5,406 (3) $4,423 (3) ($173) $4,915 $173 Total Mine NPV: $9,278mm Source: Company management (5) LOM average gold production (mmoz). Note: Values shown in US$mm on attributable basis at a 10% discount rate. (6) Approximately 20% of sustaining capital expenditures, 60% of development capital expenditures and 32 Note: Value date as at June 30, 2022. 20% of operating costs (excluding power costs) are exposed to movements in MNT. 100% of power (1) Long-term copper price +/- 10%. costs until 2026 are exposed to movements in CNY (USD denominated from 2027 onwards). (2) LOM copper production (mmt). (3) LOM US$mm totals +/- 10%. (4) Long-term gold price +/- 10%.

Opportunities Not Explicitly Quantified Upside Opportunities Underground Mine Plan Optimization Additional opportunities may exist to optimize mine plan and deposit sequencing Potential opportunities include, but not limited to: faster underground ramp-up period, higher underground production rates, debottlenecking throughput beyond 125ktpd, additional lines to further increase mill throughput, higher achieved pillar resource recovery, and optimizing development of Heruga deposit once better explored / drilled Long life provides increased optionality Open Pit Grade Reconciliation Potential upside in open pit production given past positive grade reconciliation and history of performing to or above modeled grades Other Optimization Opportunities Potential for co-feed processing synergies in periods where underground outperforms plan and open-pit ore is also processed (e.g. arsenic content) Sustaining capex and opex optimization initiatives Use of Rail to Ship Concentrate May allow for improved efficiencies and contactless delivery, reducing costs and downtime caused by driver / fleet COVID-19 exposure Potential to access other ports and open-up Japanese and South Korean smelter markets Optimizing Draw Control Strategy Potential to add incremental production in Lift 1 not previously included in plan as a result of recovering more from lower in footprint Potential benefit could be offset by slower draw rates Exploration Upside Potential to discover higher grade, shallow deposits at Oyu Tolgoi that could displace lower value material in current mine plan Additional drilling at Hugo South and Heruga may increase scope of deposits Early-stage exploration properties owned by Turquoise Hill outside of Oyu Tolgoi Less of a focus given existing long life Shareholder Loan Tax Benefits Have not explicitly included any benefit of shareholder loan tax structure Potential benefit may be offset due to potential risks pertaining to increased withholding tax rate and / or Pillar 2 global minimum tax (see next slide) 33

Risks Not Explicitly Quantified Downside Risks Block Cave Technical Risk Inherently risky mining method with uncertainty around ramp-up and production rates Caving failures have potential to cause development delays and production interruptions Concentrator Conversion Risk Timing risk on completion of Phase 2 concentrator to process combined ore from underground and open pit Foreign Country Risk Existing agreements / structure subject to change (e.g. shareholder loan, taxes, royalties, management fee structure, mining license, water license, power) Dependent on China for various supplies, equipment, power, and to export product Exposure to local currency Capital Cost Overruns and Delays With current market and geopolitical backdrop, cost escalation is a risk, and COVID-19 impacts have only been estimated / included to end of June 2022 Risk is offset by significant contingency included in estimates, and only a portion of remaining development capex is subject to escalation risk given existing contracts Potential ramp-up delays offset by contingencies in timing estimates and Panel 0 outperformance to date, but further delays could occur (e.g. geotechnical stress level risk) Potential incremental capital spend required to debottleneck to 125ktpd Potential underestimation of capital for subsequent underground mines (i.e. Hugo South development capital not currently underway but potential for similar challenges faced as at Hugo North) History of significant cost overruns and delays Power Costs and Timing of Connection to Mongolian National Grid Risk of increased power costs as part of ongoing negotiation of existing contracts Technical risks and potential for delay in switching to Mongolian National Grid Sourcing of Key Personnel and Labour Cost Escalation Challenges finding key skilled labour positions (e.g. master sinkers for shafts 3 / 4) could lead to development and production delays Escalation of labour costs driven by local inflation and change in labour laws (equal time rosters) Large construction crew layoffs in near-term could create tension with GoM Potential Changes to Tax Treatments If tax arbitration unsuccessful, possible knock-on effects to future withholding tax rates (e.g. increase in SHL interest withholding tax from 10% to 20%, potential for further reduction in tax loss carry forward balances) If Pillar 2 is adopted, withholding tax subject to 15% global minimum tax rate; could also result in elimination of other tax benefits 34

Value Conclusions

Indications of Value Methodology Multiple Range Metric (Attrib.) Indications of Value (C$/sh) Selected Valuation Range: $42—$58 $10 $20 $30 $40 $50 $60 $70 saction P / NAV 0.75x—1.10x US$9,278mm $38.83 $64.62 n Value Future EBITDA: $38.11 $58.16 Future EV / EBITDA 3.0x—6.0x (1) Tra US$1,709mm P / NAV 0.50x—0.75x US$9,278mm $23.30 u e Analyst Target Price l Avg. Target Price: $20.00 $32.00 a V (Pre-Proposal) $29.21 ding 52-Week Trading Range $12.45 $26.91 r a T (Pre-Proposal) Post-Proposal $28.20 $ Trading Range Initial Unaffected Current: Updated Revised Proposal: Price: $25.68 $36.05 Proposal: $43.00 $34.00 Source: Capital IQ, Company management, public filings and research analysts Secondary methodology Note: Market data as at August 30, 2022. 36 (1) Normalized future EBITDA (2030 – 2036 average).

Share Price Sensitivity Analysis P/NAV 0.75x 0.85x 0.95x 1.05x 1.10x t 8% $37.61 $44.88 $52.20 $59.58 $64.19 n u 9% $32.97 $39.57 $46.22 $52.92 $57.20 LT Cu Price: t e o 10% $29.05 $35.08 $41.16 $47.29 $51.28 c R a US$3.00/lb s i 11% $25.70 $31.24 $36.83 $42.48 $46.23 D 12% $22.81 $27.93 $33.11 $38.34 $41.88 nt 8% $43.84 $51.81 $59.82 $67.88 $72.83 u 9% $38.51 $45.72 $52.96 $60.26 $64.82 LT Cu Price: e t 10% $34.02 $40.58 $47.18 $53.82 $58.06 a US$3.25/lb R Disco 11% $30.19 $36.20 $42.25 $48.35 $52.31 12% $26.90 $32.44 $38.02 $43.64 $47.37 nt 8% $49.91 $58.58 $67.29 $76.04 $81.23 9% $43.89 $51.71 $59.56 $67.45 $72.21 LT Cu Price: ou t e 10% $38.83 $45.92 $53.05 $60.22 $64.62 US$3.50/lb is c Ra 11% $34.52 $41.00 $47.52 $54.08 $58.17 D 12% $30.83 $36.79 $42.78 $48.81 $52.64 nt 8% $55.66 $65.02 $74.41 $83.83 $89.29 9% $48.97 $57.37 $65.81 $74.29 $79.27 LT Cu Price: ou 10% $43.34 $50.95 $58.60 $66.27 $70.86 US$3.75/lb Rate Disc 11% $38.57 $45.51 $52.48 $59.48 $63.73 12% $34.49 $40.84 $47.24 $53.66 $57.62 nt 8% $61.25 $71.29 $81.35 $91.45 $97.24 9% $53.87 $62.87 $71.90 $80.96 $86.23 LT Cu Price: ou 10% $47.69 $55.82 $63.98 $72.17 $77.00 US$4.00/lb Rate Disc 11% $42.46 $49.85 $57.27 $64.72 $69.19 12% $37.98 $44.74 $51.53 $58.36 $62.51 Source: Company management Note: Share prices shown in C$. 37 Note: Assumes nil tax dispute recovery at low end, full tax dispute recovery at high end and scaled in between. Note: Assumes 100% economic interest of licenses as the tax basis and Entrée stake valued on resource basis at low end, 20% economic interest of licenses as the tax basis and Entrée stake valued on reserve basis at high end and scaled in between. Note: Assumes Shareholder Loan discounted at 14% (nominal) at low end, 12% (nominal) at high end and scaled in between.

Indications of Value Detail
P/NAV Approach

P/NAV Approach

In US$mm, except per share data	Attributable	Discount Rate	Transaction Value Low	Transaction Value –	Transaction Value High	Trading Value Low	Trading Value –	Trading Value High
Mining Assets								
Oyu Tolgoi	66%	10%		$9,278			$9,278	
Mining Asset NAV				**$9,278**			**$9,278**	
Selected Multiple			0.75x	–	1.10x	0.50x	–	0.75x
Mining Asset Value			$6,959	–	$10,206	$4,639	–	$6,959
Corporate Adjustments								
GoM Shareholder Loans[1]	34%	12% - 14% nom.	$2,205	–	$2,584	$2,205	–	$2,584
Tax Dispute Recovery	66%	10%	–	–	$123	–	–	$123
Entrée Transfer Taxes[2]	66%	10%	($147)	–	($14)	($147)	–	($14)
G&A Synergies[3]	100%	10%	$105	–	$210		–	
Canadian Tax[4]	100%	10%	($14)	–	($34)		($3)	
MSP (Paid to TRQ)[5]	34%*50%	10%		$169			$169	
MSP (Paid to Rio)[5]	66%*50%	10%		($329)			($329)	
Cash and Cash Equivalents[6]	100%	n/a		$488			$488	
Debt	66%	n/a		($2,836)			($2,836)	
Guarantee Fee (Paid to Rio)[7]	74%	10%		($318)			($318)	
Unconsolidated Investments[8]	100%	n/a		$9			$9	
Corporate G&A	100%	10%		($293)			($293)	
Integration Costs[9]	100%	n/a		($24)			–	
Total Corporate Items			**($985)**		**($264)**	**($1,055)**		**($420)**
Implied Equity Value			$5,974	–	$9,942	$3,584	–	$6,539
F.D. Shares Outstanding (mm)				201.2			201.2	
Implied Share Price (US$)			$29.69	–	$49.41	$17.81	–	$32.50
Implied Share Price (C$)[10]			$38.83	–	$64.62	$23.30	–	$42.50

Note: Value date and balance sheet items as of June 30, 2022. Market data as at August 30, 2022.

(1) Levered nominal cash flows of shareholder loan repayment discounted at midpoint of range (12% - 14%).
(2) Based on range of 20% or 100% economic interest of licenses as the tax basis and whether Entrée stake is valued on reserve or resource basis; assumes a mid-year 2023 resolution.
(3) Annual synergies of US$10-US$20mm provided by Rio Tinto & TRQ management at midpoint of range.
(4) Management fee (paid to TRQ), corporate G&A, guarantee fee borne by TRQ and G&A synergies are taxable.
(5) 50% of management fee is paid by OT to Turquoise Hill (34% non-intercompany portion represents an asset to TRQ). 50% of management fee is paid by OT to Rio Tinto (66% ownership portion represents a liability to TRQ).
(6) Cash held at TRQ level plus cash at OT level (66% attributable to TRQ) at June 30, 2022 value date.
(7) Project completion guarantee fee paid to Rio; 76% borne by OT (66% attributable to TRQ) and 24% borne by TRQ; OT portion is tax adjusted. (76%*66%)+24%=74%.
(8) Includes TRQ's ownership of ~14.5mm shares of Entrée Resources.
(9) Includes US$10mm of assumed integration costs and ~US$14mm of TRQ management change of control payments.
(10) Converted to C$ NAVPS using spot CAD/USD FX rate of 0.7646.

38

Other Fairness Considerations

Historical Mining Acquisition Premiums Median one-day premium on Canadian mining transactions since 2011 is 34% Larger transactions typically occurred at 20% – 40% premiums Median minority buyouts typically occurred in the 20% – 25% premium range Note TRQ peers traded off significantly since March 11 Observed Mining Transaction Premiums Over Closing Price Prior to Unaffected Date(1) Transaction Premium Histogram Transaction Size vs. Transaction Premium TRQ / Rio Tinto Premiums Median: Premium to Unaffected (March 11): 67.4% 10 100% 34.2% Premium to August 23(2): 42.4% 9 Premium to August 30: 19.3% (%) 8 8 80% Premium to Unaffected 7 7 Unaffected (March 11): 67.4% ransactions 6 60% Tto Premium to of Aug. 232):42.4% 4 umber 4 Premium 40% N 2 20% Premium to Transaction Aug. 30:19.3% – – <20% 20%—30% 30%—40% 40%—50% >50% $1,000 $2,000 $3,000 $4,000 Transaction Size (US$mm) Transaction Premium to Unaffected (%) Base Metals Precious Metals TRQ / Rio Tinto Source: Refinitiv Eikon, Bloomberg, Capital IQ and company press releases and filings. Note: Market data as of August 30, 2022 40 (1) Includes mining sector transactions with a Canadian-listed target and transaction value greater than US$500mm since 2011. (2) Day Immediately prior to Rio announcing Revised Proposal.

Other Considerations Complicated Requirement to conduct one or more equity offerings for aggregate proceeds of at least US$650mm by Standalone Path December 31, 2022 to meet terms of Amended Heads of Agreement Forward Resolution of funding gap is subject to positive developments in debt re-profiling negotiations with lenders Difficult Current Market conditions have worsened since Rio Tinto’s Initial Proposal, with metal prices and Turquoise Hill’s Market Conditions copper peers trading well below levels seen at the time of the Initial Proposal in March 2022 Initial Proposal on March 13, 2022 was for C$34/sh Proposal Increased Twice Through Revised Proposal on August 24, 2022 increased offer to C$40/sh Negotiation Updated Revised Proposal on August 29, 2022 increased offer to C$43/sh No Other No other bidders have surfaced since the Initial Proposal was announced on March 13, 2022 Bidders Surfaced Difficult for an approach given Rio Tinto’s controlling interest in Turquoise Hill 41

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